Exhibit 99.1
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For Immediate Release
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                   ATMI SELLS GALLIUM NITRIDE BUSINESS TO CREE

      DANBURY, CT -- March 25, 2004 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and materials packaging to the world's leading semiconductor manufacturers, today announced it entered into a definitive agreement to sell its gallium nitride substrates and epitaxy business to Cree, Inc. of Durham, North Carolina, subject to customary closing conditions and certain third party approvals.

      Gene Banucci, ATMI Chief Executive Officer said, "The sale of our gallium nitride business is the first element of the planned disposition of ATMI's six Technologies businesses. We feel very good about the results of this process for several reasons. It's a good deal for ATMI strategically, and it's probably an even better deal for Cree. As importantly, the employees of our gallium nitride business believed that Cree would be a great home for the business, and we are gratified that we were able to make this a reality."

      Dan Sharkey, ATMI Chief Financial Officer, said, "This is a cash deal, which represents a modest premium over book value. We will recognize the gain for this disposition of a discontinued operation upon closing, which we expect to happen in the next couple of weeks."

            ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. As The Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.


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            Statements contained herein that relate to ATMI's future
performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2004, or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth; ATMI's markets or customer interest in ATMI's products; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; technological changes affecting the competencies of ATMI; problems or delays associated with any restructuring and proposed divestiture activities; unanticipated internal and/or third-party delays; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.


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For more information contact:
      Dean Hamilton
      ATMI
      203.207.9349 Direct
      203.794.1100 x4202
      dhamilton@atmi.com
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